Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2021 results, including record gross margin of 27.3%, 11% sequential quarterly increase in community count to 226 and 83% increase in diluted EPS

SCOTTSDALE, Ariz., July 28, 2021 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported second quarter results for the period ended June 30, 2021.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Chg	2021	2020	% Chg
Homes closed (units)	3,273	2,770	18%	6,163	5,086	21%
Home closing revenue	$1,264,643	$1,031,591	23%	$2,344,625	$1,922,008	22%
Average sales price - closings	$386	$372	4%	$380	$378	1%
Home orders (units)	3,542	3,597	(2)%	7,000	6,699	4%
Home order value	$1,499,672	$1,290,454	16%	$2,848,802	$2,470,391	15%
Average sales price - orders	$423	$359	18%	$407	$369	10%
Ending backlog (units)				5,509	4,395	25%
Ending backlog value				$2,317,534	$1,648,451	41%
Average sales price - backlog				$421	$375	12%
Earnings before income taxes	$215,651	$115,862	86%	$381,628	$202,695	88%
Net earnings	$167,389	$90,678	85%	$299,232	$161,830	85%
Diluted EPS	$4.36	$2.38	83%	$7.80	$4.20	86%

MANAGEMENT COMMENTS
“Homebuying demand in the second quarter of 2021 remained strong and steady as macroeconomic conditions improved,” said Steven J. Hilton, executive chairman of Meritage Homes. "Our second quarter 2021 average absorption pace was 5.5 per month, up from 5.0 in the second quarter of 2020 even as we metered our orders pace. Although our orders pace was strong, a 10% decline in average community count resulted in a modest 2% decline in quarterly sales orders to 3,542 homes this quarter, compared to the exceptionally strong sales orders in the second quarter of 2020. Demonstrating our high level of execution and ability to navigate ongoing supply chain challenges, we closed 3,273 homes, the best second quarter of closings in company history which was also 18% greater than prior year, as well as generated the Company's all-time high quarterly gross margin of 27.3%.

Mr. Hilton continued, “As we get closer to attaining our mid-2022 goal of 300 communities, we exceeded our own expectations and had 226 active communities at June 30, 2021, reflecting an 11% sequential quarterly increase from 203 and, we believe, the start of meaningful growth. We opened 45 new communities this quarter and our strong pipeline of community openings over the next four quarters should position us well both to address market demand with a greater volume of affordable entry-level and first move-up homes and to drive continued profitability.”

“Our strategy continues to successfully leverage demographic trends in homebuying for millennials and baby boomers, as well as market conditions of constrained housing supply and sustained lower interest rates,” said Phillippe Lord, chief executive officer of Meritage Homes. “During the quarter, we invested significantly in growth by spending a record $551 million on land acquisition and development. Approximately 9,000 net new lots were secured, a 114% increase over prior year, bringing our total lot supply to over 63,000. Inclusive of this additional spend, our net debt to capital ratio was 15.4% this quarter, as we remain committed to sustained growth, a strong balance sheet, and maintaining liquidity.”

"For the second quarter of 2021, home closing revenue of $1.3 billion was 23% greater than last year," Mr. Lord remarked. "Leveraging strong operational efficiencies and favorable pricing power, our home closing gross margin expanded 590 bps year-over-year from 21.4% to 27.3% this quarter and our diluted EPS increased 83% year-over-year from $2.38 to $4.36 after the impact of $18.2 million of early debt extinguishment."

Mr. Lord added, “Based on our current forecast and confidence in delivering our backlog, we are projecting 2021 home closings of approximately 12,500-13,000 and 2021 home closing revenue in the range of $5.00-5.25 billion. In addition, we anticipate full year home closing gross margin of around 27.5% and an effective tax rate of 22.5-23.0%, which we expect will translate into approximately $18.55-19.45 of diluted EPS for 2021.”

"Housing demand remains strong and we are still able to sell our homes soon after they are released. Looking ahead, we will continue to adjust and maximize prices based on market conditions and to align our orders pace with our production schedule, which is affected by supply chain constraints. With notable lumber price declines over the last couple months, we expect our net construction costs will stay flat or decline over the next couple of quarters. We believe that this improvement coupled with our ongoing community count growth will contribute to strong financial results in the short- and medium-term," concluded Mr. Lord.

SECOND QUARTER RESULTS
•The total orders of 3,542 for the second quarter of 2021 reflected a decrease of 2% year-over-year, driven by a 9% increase in average absorption pace from 5.0 to 5.5 per month, which was offset by a 10% decrease in average communities. Entry-level represented 81% of second quarter 2021 orders, compared to 70% in the same quarter in 2020. Strong housing demand enabled Meritage to achieve higher average absorptions in the East and Central regions, which were up 25% and 8%, respectively. Average absorption pace in the West region was relatively flat year-over-year. The tight housing supply conditions combined with strong homebuying demand created considerable pricing power in the market, which generated year-over-year increases in average sales price ("ASP") for both orders and backlog. Even as our product mix continued to shift toward entry-level homes, ASP on orders in the second quarter of 2021 exceeded $420,000.

•The 23% year-over-year increase in home closing revenue to $1.3 billion for the second quarter of 2021 was due to 18% higher home closing volume and a 4% increase in closing ASP, which is primarily attributable to the sustained strength in housing demand and the significant price increases the market has allowed us to push through in recent quarters, despite the product mix shift toward entry-level homes.

•The 590 bps improvement in second quarter 2021 home closing gross margin to 27.3% from 21.4% a year ago mainly resulted from efficiencies gained from higher ASP and leveraging of our fixed costs on greater home closing volume, which more than offset higher lumber prices and increases in other commodity costs.

•Selling, general and administrative expenses ("SG&A") were 9.2% of second quarter 2021 home closing revenue, a 110 bps improvement over 10.3% in the prior year. This improvement was due to greater leverage of fixed expenses on higher home closing revenue, in addition to cost savings from technology enhancements, particularly related to our sales and marketing efforts.

•Loss on early extinguishment of debt of $18.2 million was recognized in the second quarter of 2021 in connection with the early redemption in April 2021 of the 7.00% senior notes due 2022 ("2022 Notes").

•The second quarter effective income tax rate was 22.4% in 2021 compared to 21.7% in 2020. The reduced rate in both years primarily stems from eligible energy tax credits on qualifying energy-efficient homes closed under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

•Second quarter 2021 pre-tax margin increased 560 bps to 16.8%, compared to 11.2% in the second quarter of 2020. Net earnings were $167.4 million ($4.36 per diluted share) for the second quarter of 2021, an 85% increase over $90.7 million ($2.38 per diluted share) for the second quarter of 2020. Strong earnings growth reflected higher closing volume, pricing power, expanded gross margin and improved overhead leverage, which led to an 83% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS
•Total orders for the first half of 2021 increased 4% year-over-year, driven by a 21% increase in absorption pace, partially offset by a 14% decrease in average community count compared to the first half of 2020.

•Home closing revenue increased 22% in the first half of 2021 to $2.3 billion due to 21% higher home closing volume and a 1% increase in closing ASP given the favorable pricing environment.

•The 530 bps improvement for home closing gross margin in the first half of 2021 to 26.1% from 20.8% primarily resulted from higher ASP and better leveraging of fixed costs on greater home closing volume.

•SG&A expenses improved 100 bps year-over-year to 9.5% of home closing revenue, compared to 10.5% in the first half of 2020, due to operating efficiencies and improved leverage of fixed expenses on higher home closing volume and revenue.

•Loss on early extinguishment of debt of $18.2 million was recognized in the first half of 2021 in connection with the early redemption of the 2022 Notes.

•The effective tax rate for the first half of 2021 was 21.6%, compared to 20.2% for the first half of 2020. The effective tax rate in both periods benefited from tax credits earned for qualifying energy-efficient homes under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

•Net earnings were $299.2 million ($7.80 per diluted share) for the first half of 2021, an 85% increase over $161.8 million ($4.20 per diluted share) for the first half of 2020, primarily reflecting higher closing volume, pricing power, expanded gross margin and greater overhead leverage in 2021.

BALANCE SHEET
•Cash and cash equivalents at June 30, 2021 totaled $684.4 million, compared to $745.6 million at December 31, 2020, reflecting investments in real estate and development and share repurchases. Real estate assets increased from $2.8 billion at December 31, 2020 to $3.3 billion at June 30, 2021, reflecting an increase in homes under contract under construction and finished homesites and homesites under development.

•A total of over 63,000 lots were owned or controlled as of June 30, 2021, compared to approximately 43,000 total lots at June 30, 2020. In the second quarter of 2021, about 9,000 net new lots were added, representing 54 future communities, of which 80% are for entry-level communities.

•Debt-to-capital and net debt-to-capital ratios were 30.6% and 15.4%, respectively, at June 30, 2021, compared to 30.3% and 10.5%, respectively, at December 31, 2020.
•In the first half of 2021, we repurchased 300,000 shares of stock for a total of $27.5 million, of which 200,000 shares totaling $19.1 million were repurchased during the second quarter of 2021.

•On April 15, 2021, the Company closed on its offering of $450 million 3.875% senior notes due 2029 and received approximately $444 million in net proceeds. On March 31, 2021, the company issued a notice of redemption for April 30, 2021 for all of its $300 million aggregate principal amount of the 2022 Notes. The redemption of the 2022 Notes resulted in $18.2 million of early extinguishment of debt charges in the second quarter of 2021.

CONFERENCE CALL
Management will host a conference call to discuss its second quarter results at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) on Thursday, July 29, 2021. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on July 29, 2021 and extending through August 12, 2021, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$1,264,643	$1,031,591	$233,052	23%
Land closing revenue	12,956	1,488	11,468	771%
Total closing revenue	1,277,599	1,033,079	244,520	24%
Cost of home closings	(919,342)	(810,895)	108,447	13%
Cost of land closings	(13,288)	(2,936)	10,352	353%
Total cost of closings	(932,630)	(813,831)	118,799	15%
Home closing gross profit	345,301	220,696	124,605	56%
Land closing gross loss	(332)	(1,448)	1,116	(77)%
Total closing gross profit	344,969	219,248	125,721	57%
Financial Services:
Revenue	5,665	4,478	1,187	27%
Expense	(2,367)	(1,758)	609	35%
Earnings from financial services unconsolidated entities and other, net	1,317	1,069	248	23%
Financial services profit	4,615	3,789	826	22%
Commissions and other sales costs	(73,889)	(70,408)	3,481	5%
General and administrative expenses	(43,156)	(36,176)	6,980	19%
Interest expense	(77)	(2,105)	(2,028)	(96)%
Other income, net	1,377	1,514	(137)	(9)%
Loss on early extinguishment of debt	(18,188)	—	18,188	n/a
Earnings before income taxes	215,651	115,862	99,789	86%
Provision for income taxes	(48,262)	(25,184)	23,078	92%
Net earnings	$167,389	$90,678	$76,711	85%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$4.43	$2.41	$2.02	84%
Weighted average shares outstanding	37,818	37,599	219	1%
Diluted
Earnings per common share	$4.36	$2.38	$1.98	83%
Weighted average shares outstanding	38,377	38,169	208	1%

	Six Months Ended June 30,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$2,344,625	$1,922,008	$422,617	22%
Land closing revenue	16,755	12,084	4,671	39%
Total closing revenue	2,361,380	1,934,092	427,288	22%
Cost of home closings	(1,732,669)	(1,522,952)	209,717	14%
Cost of land closings	(16,540)	(13,149)	3,391	26%
Total cost of closings	(1,749,209)	(1,536,101)	213,108	14%
Home closing gross profit	611,956	399,056	212,900	53%
Land closing gross profit/(loss)	215	(1,065)	1,280	120%
Total closing gross profit	612,171	397,991	214,180	54%
Financial Services:
Revenue	10,416	8,390	2,026	24%
Expense	(4,538)	(3,493)	1,045	30%
Earnings from financial services unconsolidated entities and other, net	2,497	1,730	767	44%
Financial services profit	8,375	6,627	1,748	26%
Commissions and other sales costs	(141,633)	(131,581)	10,052	8%
General and administrative expenses	(81,105)	(70,346)	10,759	15%
Interest expense	(167)	(2,121)	(1,954)	(92)%
Other income, net	2,175	2,125	50	2%
Loss on early extinguishment of debt	(18,188)	—	18,188	n/a
Earnings before income taxes	381,628	202,695	178,933	88%
Provision for income taxes	(82,396)	(40,865)	41,531	102%
Net earnings	$299,232	$161,830	$137,402	85%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$7.93	$4.28	$3.65	85%
Weighted average shares outstanding	37,731	37,842	(111)	—%
Diluted
Earnings per common share	$7.80	$4.20	$3.60	86%
Weighted average shares outstanding	38,357	38,512	(155)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$684,374	$745,621
Other receivables	131,104	98,573
Real estate (1)	3,251,787	2,778,039
Deposits on real estate under option or contract	74,397	59,534
Investments in unconsolidated entities	3,943	4,350
Property and equipment, net	36,224	38,933
Deferred tax asset	33,502	36,040
Prepaids, other assets and goodwill	106,222	103,308
Total assets	$4,321,553	$3,864,398
Liabilities:
Accounts payable	$215,221	$175,250
Accrued liabilities	282,762	296,121
Home sale deposits	33,958	25,074
Loans payable and other borrowings	19,534	23,094
Senior notes, net	1,141,934	996,991
Total liabilities	1,693,409	1,516,530
Stockholders' Equity:
Preferred stock	—	—
Common stock	376	375
Additional paid-in capital	436,805	455,762
Retained earnings	2,190,963	1,891,731
Total stockholders’ equity	2,628,144	2,347,868
Total liabilities and stockholders’ equity	$4,321,553	$3,864,398
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,069,511	$873,365
Unsold homes, completed and under construction	353,047	357,861
Model homes	73,846	82,502
Finished home sites and home sites under development	1,755,383	1,464,311
Total real estate	$3,251,787	$2,778,039

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Depreciation and amortization	$6,879	$7,540	$13,414	$14,551

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$57,540	$78,162	$58,940	$82,014
Interest incurred	16,321	17,550	32,413	34,085
Interest expensed	(77)	(2,105)	(167)	(2,121)
Interest amortized to cost of home and land closings	(17,074)	(20,725)	(34,476)	(41,096)
Capitalized interest, end of period	$56,710	$72,882	$56,710	$72,882

	June 30, 2021	December 31, 2020
Senior notes, net, loans payable and other borrowings	$1,161,468	$1,020,085
Stockholders' equity	2,628,144	2,347,868
Total capital	$3,789,612	$3,367,953
Debt-to-capital	30.6%	30.3%

Senior notes, net, loans payable and other borrowings	$1,161,468	$1,020,085
Less: cash and cash equivalents	(684,374)	(745,621)
Net debt	$477,094	$274,464
Stockholders’ equity	2,628,144	2,347,868
Total net capital	$3,105,238	$2,622,332
Net debt-to-capital	15.4%	10.5%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$299,232	$161,830
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	13,414	14,551
Stock-based compensation	8,590	9,594
Loss on early extinguishment of debt	18,188	—
Equity in earnings from unconsolidated entities	(1,807)	(1,691)
Distribution of earnings from unconsolidated entities	2,215	1,491
Other	2,266	2,548
Changes in assets and liabilities:
(Increase)/decrease in real estate	(469,733)	9,655
(Increase)/decrease in deposits on real estate under option or contract	(14,863)	2,225
(Increase)/decrease in other receivables, prepaids and other assets	(36,390)	3,469
Increase in accounts payable and accrued liabilities	26,532	34,772
Increase/(decrease) in home sale deposits	8,884	(999)
Net cash (used in)/provided by operating activities	(143,472)	237,445
Cash flows from investing activities:
Investments in unconsolidated entities	(1)	(3)
Distributions of capital from unconsolidated entities	—	1,000
Purchases of property and equipment	(10,970)	(10,343)
Proceeds from sales of property and equipment	292	259
Maturities/sales of investments and securities	2,697	632
Payments to purchase investments and securities	(2,697)	(632)
Net cash used in investing activities	(10,679)	(9,087)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(5,758)	(2,389)
Repayment of senior notes	(317,690)	—
Proceeds from issuance of senior notes	450,000	—
Payment of debt issuance costs	(6,102)	—
Repurchase of shares	(27,546)	(60,813)
Net cash provided by/(used in) financing activities	92,904	(63,202)
Net (decrease)/increase in cash and cash equivalents	(61,247)	165,156
Beginning cash and cash equivalents	745,621	319,466
Ending cash and cash equivalents	$684,374	$484,622

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2021		2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	481	$165,990	427	$142,359
California	318	198,232	247	150,343
Colorado	145	74,987	184	89,087
West Region	944	439,209	858	381,789
Texas	1,154	403,838	914	295,975
Central Region	1,154	403,838	914	295,975
Florida	443	160,377	367	138,608
Georgia	171	62,477	166	58,698
North Carolina	330	119,838	288	98,738
South Carolina	81	28,209	98	30,206
Tennessee	150	50,695	79	27,577
East Region	1,175	421,596	998	353,827
Total	3,273	$1,264,643	2,770	$1,031,591
Homes Ordered:
Arizona	624	$256,804	737	$231,057
California	344	217,228	388	224,639
Colorado	181	104,134	153	70,831
West Region	1,149	578,166	1,278	526,527
Texas	1,101	428,375	1,215	392,502
Central Region	1,101	428,375	1,215	392,502
Florida	468	176,118	390	136,362
Georgia	193	77,309	190	65,434
North Carolina	390	153,032	326	106,383
South Carolina	88	32,595	95	29,262
Tennessee	153	54,077	103	33,984
East Region	1,292	493,131	1,104	371,425
Total	3,542	$1,499,672	3,597	$1,290,454

	Six Months Ended June 30,
	2021		2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	891	$303,258	886	$293,603
California	595	370,131	455	285,145
Colorado	320	159,250	370	180,771
West Region	1,806	832,639	1,711	759,519
Texas	2,117	722,223	1,688	551,884
Central Region	2,117	722,223	1,688	551,884
Florida	860	301,205	603	232,397
Georgia	317	117,616	281	100,696
North Carolina	629	226,851	510	178,155
South Carolina	166	56,055	151	47,611
Tennessee	268	88,036	142	51,746
East Region	2,240	789,763	1,687	610,605
Total	6,163	$2,344,625	5,086	$1,922,008

Homes Ordered:
Arizona	1,226	$479,239	1,307	$414,428
California	630	390,619	740	449,571
Colorado	350	193,913	352	169,296
West Region	2,206	1,063,771	2,399	1,033,295
Texas	2,216	820,343	2,274	735,492
Central Region	2,216	820,343	2,274	735,492
Florida	947	355,227	707	255,804
Georgia	357	138,866	346	120,417
North Carolina	809	310,719	613	207,638
South Carolina	164	58,997	182	57,176
Tennessee	301	100,879	178	60,569
East Region	2,578	964,688	2,026	701,604
Total	7,000	$2,848,802	6,699	$2,470,391

Order Backlog:
Arizona	1,328	$520,034	932	$307,302
California	479	295,198	430	256,694
Colorado	238	139,437	178	86,158
West Region	2,045	954,669	1,540	650,154
Texas	1,729	670,583	1,634	556,787
Central Region	1,729	670,583	1,634	556,787
Florida	637	268,971	475	187,241
Georgia	196	79,207	198	69,559
North Carolina	634	247,292	322	109,026
South Carolina	118	44,175	102	34,054
Tennessee	150	52,637	124	41,630
East Region	1,735	692,282	1,221	441,510
Total	5,509	$2,317,534	4,395	$1,648,451

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended June 30,
	2021		2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	35.5	38	35.5
California	20	19.5	28	28.5
Colorado	17	14.5	13	13.0
West Region	75	69.5	79	77.0
Texas	64	61.5	68	73.0
Central Region	64	61.5	68	73.0
Florida	34	32.0	36	35.0
Georgia	10	11.0	17	16.0
North Carolina	26	25.0	21	20.5
South Carolina	7	6.5	5	6.0
Tennessee	10	9.0	11	11.5
East Region	87	83.5	90	89.0
Total	226	214.5	237	239.0

	Six Months Ended June 30,
	2021		2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	38	34.6	38	34.5
California	20	18.3	28	26.0
Colorado	17	13.3	13	15.5
West Region	75	66.2	79	76.0
Texas	64	62.0	68	72.5
Central Region	64	62.0	68	72.5
Florida	34	31.6	36	34.5
Georgia	10	9.7	17	17.5
North Carolina	26	23.7	21	23.0
South Carolina	7	6.3	5	7.0
Tennessee	10	8.3	11	10.0
East Region	87	79.6	90	92.0
Total	226	207.8	237	240.5

About Meritage Homes Corporation
Meritage Homes is the sixth-largest public homebuilder in the United States, based on homes closed in 2020. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 145,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and an eight-time recipient of the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; projected 2021 home closings, home closing revenue, gross margins, effective tax rate, diluted earnings per share and future community counts; trends in construction costs; and expectations about our future results.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; supply chain constraints; our ability to obtain performance and surety bonds in connection with our development work; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure to comply with laws and regulations; our compliance with government regulations; negative publicity that affects our reputation; disruptions to our business by COVID-19, fear of a similar event, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended March 31, 2021 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.